                                                                       EXHIBIT 3

                               VOTING AGREEMENT

     THIS VOTING AGREEMENT is entered into as of September 16, 1999 by and between Gateway Companies, Inc., a Delaware corporation ("Gateway"), and ______ __________________ ("Stockholder").
                     -----------

                                   RECITALS

     A. Gateway, and Vitech America, Inc., a Florida corporation ("Vitech"), are entering into a Convertible Loan Agreement of even date herewith (the "Loan
                                                                           ----
Agreement"), which provides (subject to the conditions set forth therein) for
---------
the issuance by Vitech of a Convertible Promissory Note (the "Note") and affords
                                                              ----
Gateway (subject to the conditions set forth therein) certain rights to require Vitech to engage in Additional Transactions (as defined in the Loan Agreement).
                    -----------------------

     B. As of the date hereof, Stockholder owns the number of shares of Common Stock of Vitech, no par value ("Vitech Common Stock"), set forth below the
                                -------------------
Stockholder's name on the signature page hereto (all such shares, together with any shares of Vitech Common Stock or other shares of capital stock of Vitech that may hereafter be acquired by Stockholder or at any time become acquirable by Stockholder, less any shares of capital stock that the Stockholder or any stockholder executing a similar agreement to this Voting Agreement may hereafter sell, transfer or otherwise dispose of in accordance with the terms of this Voting Agreement or such similar voting agreement, being referred to herein as the "Subject Shares").
     --------------

     C. As a condition to the willingness of Gateway and Vitech to enter into the Loan Agreement, Gateway and Vitech have required that Stockholder agree, and in order to induce Gateway and Vitech to enter into the Loan Agreement Stockholder has agreed (based on the Stockholder's expectation that the value of shares of Vitech's Common Stock will increase as a result of the Loan Agreement and the transactions contemplated therein), to enter into this Voting Agreement.


                                   AGREEMENT

     The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1.  TRANSFER OF SUBJECT SHARES

     1.1  No Disposition or Encumbrance of Subject Shares.  Stockholder hereby
          -----------------------------------------------
covenants and agrees that, during the period commencing on the date of this Voting Agreement and ending on the Expiration Date (as defined below), Stockholder will not, directly or indirectly, except pursuant to agreements existing as of the date of this Voting Agreement, (i) offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or transfer (or announce any offer, sale, offer of sale, contract of sale or grant of any option to purchase or other disposition or transfer of) any of the Subject Shares to any party other than Gateway, (ii) create or permit to exist any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement or other similar form of public notice under the laws of any jurisdiction) (collectively, "Encumbrances")
                                                                  ------------
on any of the Subject Shares or (iii) reduce his beneficial ownership of, interest in or risk relating to any of the Subject Shares; provided, however, that the number of Subject Shares beneficially held by William C. St. Laurent and Georges C. St. Laurent, III (the "Aggregate Subject Shares") can be reduced
                                      ------------------------
through the transactions described in (i), (ii) and (iii) above as long as (1) the sum of the Aggregate Subject Shares outstandingalways exceeds 50% of the total number of shares of capital stock of Vitech outstanding, and (2) the sum of the Aggregate Subject Shares outstanding on a fully-diluted basis (including the number of shares of capital stock which could be obtained through the exercise or conversion of all rights, options and convertible securities that are outstanding or exercisable) always exceeds 50% of the total number of shares of capital stock of Vitech outstanding on a fully-diluted basis (including the number of shares of capital stock which could be obtained through the exercise or conversion of all rights, options and convertible securities issued by Vitech that are outstanding or exercisable).

     As used in this Agreement, the term "Expiration Date" shall mean the later
                                          ---------------
of (i) the date upon which the Note is converted or can be converted into Common Stock pursuant to the terms of the Note without the issuance of any Excess
                                                                    ------
Shares (as defined in the Loan Agreement) in breach or violation of Vitech's
------
obligations under the rules or regulations of the Nasdaq National Market or any other principal securities exchange or market upon which the Common Stock is or becomes traded, and (ii) the date upon which all of the Additional Transactions (to the extent that Gateway continues to have the Additional Transaction Option
                                                  -----------------------------
(as defined in the Loan Agreement)) have been consummated.

     1.2  Transfer of Voting Rights. Stockholder covenants and agrees that,
          -------------------------
prior to the Expiration Date, Stockholder will not deposit any of the Subject Shares into a voting trust or grant a proxy or enter into a voting agreement or similar agreement with respect to any of the Subject Shares.

SECTION 2.  VOTING OF SUBJECT SHARES

     2.1  Pre-Termination Voting Agreement. Stockholder hereby agrees that,
          --------------------------------
prior to the Effective Time, at any meeting of the shareholders of Vitech, however called, and in any written action by consent of shareholders of Vitech, unless otherwise directed in writing by Gateway, Stockholder shall vote the Subject Shares:

               (i) in favor of the Loan Agreement, the Loan (as defined in the
                                                       ----
     Loan Agreement), the Note, the terms of conversion of the Note into Common Stock, the Additional Transactions, the execution and delivery by Vitech of any agreements necessary to implement any of the foregoing and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Loan Agreement and any action required in furtherance hereof or thereof;

               (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Vitech in the Loan Agreement;

               (iii) against the following actions (other than transactions contemplated by the Loan Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Vitech or any subsidiary of Vitech; (B) any sale, lease or transfer of a material amount of assets of Vitech or any subsidiary of Vitech; (C) any reorganization, recapitalization, dissolution or liquidation of Vitech or any subsidiary of Vitech; (D) any change in a majority of the board of directors of Vitech; (E) any amendment to the Vitech's articles of incorporation; (F) any change in the capitalization of Vitech or Vitech's corporate structure; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Gateway of the Loan Agreement, the Note, the Additional Transactions or any of the other transactions contemplated by the Loan Agreement or this Voting Agreement; and

               (iv) notwithstanding the foregoing, Stockholder shall not be required to vote the Subject Shares in favor of any proposal submitted to Vitech's shareholders in the event that such proposal does not materially conform to the terms described in Section 9.04(a) of the Loan Agreement or the terms set forth in the term sheet attached as Exhibit H to the Loan Agreement (as applicable).

Prior to the Effective Time, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause "(i)", "(ii)" or "(iii)" of the preceding sentence.

     2.2  Post-Termination Voting Agreement. Prior to the Expiration Date, at
          ---------------------------------
any meeting of the shareholders of Vitech, however called, and in any written action by consent of shareholders of the Vitech, unless otherwise directed in writing by Gateway, Stockholder shall vote the Subject Shares (i) against any Alternative Proposal (as defined in the Loan Agreement) and any related
--------------------
transaction or agreement and (ii) against any action which is intended, or could reasonably be expected, to facilitate the consummation of any Acquisition
                                                              -----------
Transaction (as defined in the Loan Agreement). Stockholder shall not enter into
-----------
any agreement or understanding with any party prior to the Expiration Date to vote or give instructions in any manner inconsistent with clause "(i)" or "(ii)" of the preceding sentence.

     2.3  Proxy; Further Assurances.
          -------------------------

          (a) Contemporaneously with the execution of this Voting Agreement, Stockholder shall deliver to Gateway a proxy in the form attached hereto as Exhibit A, which shall be irrevocable to the fullest extent permitted by law, with respect to the Subject Shares (the "Proxy").

          (b) Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Gateway the power to carry out and give effect to the provisions of this Voting Agreement.

SECTION 3. WAIVER OF APPRAISAL RIGHTS.

     Stockholder hereby waives any rights of appraisal and any dissenters' rights that Stockholder may have in connection with any Additional Transaction.

SECTION 4.  NO SOLICITATION.

     Stockholder covenants and agrees that, during the period commencing on the date of this Voting Agreement and ending on the Expiration Date, Stockholder shall not, directly or indirectly, and shall not authorize or permit any representative of Stockholder, directly or indirectly, to: (i) solicit, initiate, encourage or induce the making, submission or announcement of any Alternative Proposal or take any action that could reasonably be expected to lead to an Alternative Proposal; (ii) engage in discussions with any party with respect to any Alternative Proposal; (iii) approve, endorse or recommend any Alternative Proposal; or (v) enter into any letter of intent or other similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction. The foregoing provision shall not prevent Stockholder from acting in accordance with Stockholder's fiduciary duties as a director of Vitech, provided Stockholder complies with the provisions of the Loan Agreement. Stockholder shall immediately cease any existing discussions with any party that relate to any Acquisition Transaction.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

     Stockholder hereby represents and warrants to Gateway as follows:

     5.1  Due Organization, Authorization, etc. Stockholder has all requisite
          -------------------------------------
power and capacity to execute and deliver this Voting Agreement and to perform his obligations hereunder. This Voting Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     5.2  No Conflicts, Required Filings and Consents.
          -------------------------------------------

          (a) The execution and delivery of this Voting Agreement by Stockholder do not, and the performance of this Voting Agreement by Stockholder will not:
(i) conflict with or violate any writ, statute, rule, regulation, order, decree, judgment or other restriction applicable to Stockholder or by which he or any of his properties is bound or affected; or (ii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on the Subject Shares pursuant to, any mortgage, indenture, contract, agreement or instrument to which Stockholder is a party or by which Stockholder or any of his properties is bound or affected.

          (b) The execution and delivery of this Voting Agreement by Stockholder do not, and the performance of this Voting Agreement by Stockholder will not, require any order, permission, consent, approval or authorization of any party.

     5.3  Title to Subject Shares. Stockholder owns of record and beneficially
          -----------------------
the Subject Shares set forth under Stockholder's name on the signature page hereof and does not directly or indirectly own, either beneficially or of record, any shares of capital stock of Vitech, or rights to acquire any shares of capital stock of Vitech, other than the Subject Shares set forth below Stockholder's name on the signature page hereof.

     5.4  Accuracy of Representations. The representations and warranties
          ---------------------------
contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the date of the consummation of any Additional Transactions as if made on that date.

SECTION 6.  COVENANTS OF STOCKHOLDER

     6.1  Further Assurances. From time to time and without additional
          ------------------
consideration, Stockholder will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, proxies, consents and other instruments as Gateway may reasonably request for the purpose of effectively carrying out and furthering the intent of this Voting Agreement.

     6.2  Legend. Stockholder shall instruct Vitech to cause each certificate of
          ------
Stockholder evidencing the Subject Shares (except for Subject Shares that are pledged or otherwise encumbered as of the date of this Agreement) to bear a legend (the "Legend") in the following form:
             ------

     THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE VOTING AGREEMENT DATED AS OF SEPTEMBER 16, 1999, AS IT MAY BE AMENDED, BETWEEN THE ISSUER AND THE REGISTERED HOLDER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

With respect to Subject Shares that are pledged or otherwise encumbered as of the date of this Agreement, Stockholder shall instruct Vitech to cause each certificate of Stockholder evidencing such Subject Shares to bear the Legend when, if ever, such pledge or other encumbrance on any such Subject Shares lapses, terminates or otherwise is cancelled.

     6.3  Right of First Refusal. Stockholder hereby grants to Gateway the
          ----------------------
following rights with respect to any and all proposed sales or transfers of Subject Shares ("Transfers") by Stockholder prior to the Expiration Date:
                 ---------

          (a) Stockholder shall give Gateway written notice of Stockholder's bona fide intention to Transfer Subject Shares (the "Transfer Notice")
                                                     ---------------
describing the type of Subject Shares, the price at which the Subject Shares will be Transferred and the general terms upon which Stockholder proposes to Transfer the Subject Shares, including the anticipated date of such Transfer.

          (b) Gateway shall have two Business Days from the date it receives the Transfer Notice to agree to purchase such Subject Shares by giving written notice to Stockholder of its desire to purchase such Subject Shares (the "Response Notice"). Such Response Notice shall constitute the irrevocable
----------------
agreement of Gateway to purchase the Subject Shares at the price and upon the terms stated in the Transfer Notice. Any purchase by Gateway of Subject Shares shall be consummated on or prior to the tenth Business Day following delivery of the Response Notice by Gateway.

          (c) Stockholder shall have 20 Business Days from the date of the Transfer Notice to consummate the proposed Transfer of the Subject Shares which Gateway has not elected to purchase pursuant to subsection (b). In the event Stockholder proposes to issue Subject Shares after such 20 Business Day period or Subject Shares in addition to those specified in the Transfer Notice, it must again comply with the procedures set forth in this Section 6.3.

SECTION 7. MISCELLANEOUS

     7.1  Termination of Representations, Warranties and Agreements. All
          ---------------------------------------------------------
representations, warranties and agreements made by Stockholder in this Voting Agreement shall terminate upon the Expiration Date.

     7.2  Indemnification. Without in any way limiting any of the rights or
          ---------------
remedies otherwise available to Gateway, Stockholder shall hold harmless and indemnify Gateway from and against, and shall compensate and reimburse Gateway for, any losses, claims, damages or liabilities (regardless of whether or not such losses, claims, damages or liabilities relate to a third-party claim) which are directly or indirectly suffered or incurred at any time by Gateway, or to which Gateway otherwise becomes subject, and that arise from or are directly or indirectly connected with any breach of any representation, warranty, covenant or obligation of Stockholder contained herein.

     7.3  Expenses. All costs and expenses incurred in connection with the
          --------
transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

     7.4  Notices. Any notice or other communication required or permitted to be
          -------
delivered to either party under this Voting Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto):

          if to Stockholder:

               at the address set forth below Stockholder's signature on the signature page hereto;

          if to Gateway:

          Gateway Companies, Inc.
          4545 Towne Centre Court
          San Diego, CA 92121
          Attn:  General Counsel
          Fax:  (858) 799-3413
          Tele:  (858) 799-3419

     7.5  Severability. Any term or provision of this Voting Agreement which is
          ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Voting Agreement or affecting the validity or enforceability of any of the terms or provisions of this Voting Agreement in any other jurisdiction. If any provision of this Voting Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     7.6  Entire Agreement. This Voting Agreement and any documents delivered by
          ----------------
the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Voting Agreement shall be binding upon either party hereto unless made in writing and signed by all parties hereto. The parties hereto waive trial by jury in any action at law or suit in equity based upon, or arising out of, this Voting Agreement or the subject matter hereof.

     7.7  Assignment; Binding Effect. Except as provided herein, neither this
          --------------------------
Voting Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Gateway may assign all or any of its rights hereunder to any affiliate of Gateway. Subject to the preceding sentence, this Voting Agreement shall be binding upon and shall inure to the benefit of (i) Stockholder and his heirs, successors and assigns and (ii) Gateway and its successors and assigns. Notwithstanding anything contained in this Voting Agreement to the contrary, nothing in this Voting Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Voting Agreement.

     7.8   Specific Performance. The parties hereto agree that irreparable
           --------------------
damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Gateway shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions hereof in any New York court or other court of proper jurisdiction, this being in addition to any other remedy to which Gateway is entitled at law or in equity.

     7.9  Other Agreements. Nothing in this Voting Agreement shall limit any of
          ----------------
the rights
or remedies of Gateway or any of the obligations of Stockholder under any other agreement.

     7.10 Governing Law. This Voting Agreement shall be governed in all respects
          -------------
by the laws of the State of New York as applied to contracts entered into and to be performed entirely within the State of New York.

     7.11 Jurisdiction and Consent to Suit.  Any proceeding to enforce this
          --------------------------------
Voting Agreement may be brought in any state or federal court of competent jurisdiction in the State of New York. Stockholder hereby irrevocably waives any present and future objection to any such venue, and irrevocably consents and submits unconditionally to the non-exclusive jurisdiction for itself and in respect of any of its property in such court. Stockholder further agrees that final judgment against it in any such action or proceeding arising out of or relating to this Voting Agreement shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of the obligation.

     7.12 Counterparts. This Voting Agreement may be executed by the parties
          ------------
hereto in separate counterparts, each of which when so executed and delivered shall be an original; but all such counterparts shall together constitute one and the same instrument.

     7.13 Construction.
          ------------

          (a) Headings of the Sections of this Voting Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

          (b) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (c) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

          (d) As used in this Voting Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (e) Except as otherwise indicated, all references in this Voting Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

          IN WITNESS WHEREOF, Gateway and Stockholder have caused this Voting Agreement to be executed as of the date first written above.


                                    GATEWAY COMPANIES, INC.


                                    By: ___________________________
                                    Name: _________________________
                                    Title: ________________________


                                    STOCKHOLDER


                                    _______________________________
                                    Name: _________________________
                                         Address: _______________________
                                         ________________________________
                                         Facsimile: _____________________

                                         Number of Shares of Vitech Common Stock
                                         owned of record as of the date of this
                                         Voting Agreement:

                                   EXHIBIT A

                               IRREVOCABLE PROXY


     The undersigned stockholder of Vitech America, Inc., a Florida corporation ("Vitech"), hereby irrevocably (to the fullest extent permitted by law) appoints
  ------
and constitutes Joseph J. Burke, John J. Todd and William M. Elliott, and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to (i) the shares of capital stock of Vitech owned by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy and (ii) any and all other shares of capital stock of Vitech which the undersigned may acquire after the date hereof. (The shares of the capital stock of Vitech referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares.")
                                                                    ------
Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares.

     This proxy is irrevocable and is coupled with an interest. This proxy is granted in connection with the Voting Agreement of even date herewith between Gateway Companies, Inc., a Delaware corporation ("Gateway"), and the undersigned
                                                  -------
(the "Voting Agreement") and in consideration of Gateway entering into the Loan Agreement of even date herewith between Gateway and Vitech (the "Loan
                                                                 ----
Agreement"). Capitalized terms used but not otherwise defined in this proxy have
---------
the meanings assigned to such terms in the Loan Agreement.

     The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Effective Time (as defined in the Voting Agreement) at any meeting of the shareholders of Vitech, however called, or in any written action by consent of shareholders of Vitech:

               (i) in favor of the Loan Agreement, the Loan, the Note, the terms of conversion of the Note into Common Stock, the Additional Transactions, the execution and delivery by Vitech of any agreements necessary to implement any of the foregoing and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Loan Agreement and any action required in furtherance hereof or thereof;

               (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Vitech in the Loan Agreement; and

               (iii) in their discretion, against the following actions (other than transactions contemplated by the Loan Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Vitech or any subsidiary of Vitech;
     (B) any sale, lease or transfer of a material amount of assets of Vitech or any subsidiary of Vitech; (C) any reorganization, recapitalization, dissolution or liquidation of Vitech or any subsidiary of Vitech; (D) any change in a majority of the board of directors of Vitech; (E) any amendment to the Vitech's articles of incorporation; (F) any change in the capitalization of Vitech or Vitech's corporate structure; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Gateway of the Loan Agreement, the Note, the Additional Transactions or any of the other transactions contemplated by the Loan Agreement or the Voting Agreement.

               (iv) notwithstanding the foregoing, the attorneys and proxies named above shall not vote the Shares in favor of any proposal submitted to Vitech's shareholders in the event that such proposal does not materially conform to the terms described in Section 9.04(a) of the Loan Agreement or the terms set forth in the term sheet attached as Exhibit H to the Loan Agreement (as applicable).

     Prior to the Expiration Date, at any meeting of the shareholders of Vitech, however called, and in any written action by consent of shareholders of the Vitech, unless otherwise directed in writing by Gateway, Stockholder shall vote the Subject Shares (i) against any Alternative Proposal and any related transaction or agreement and (ii) against any action which is intended, or could reasonably be expected, to facilitate the consummation of any Acquisition Transaction.

     This proxy shall be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).

Dated:  September 16, 1999

                                              __________________________________
                                              Name:_____________________________

                                              Number of Shares of Vitech Common
                                              Stock:
                                              __________________________________